Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES PRICING OF SENIOR FLOATING RATE NOTES OFFERING

SAN JOSE, CA — June 7, 2007 - Sanmina-SCI Corporation (NASDAQ GS: SANM) announced today that it has priced an offering of $300 million aggregate principal amount of Senior Floating Rate Notes due 2010 (the “2010 Notes”) and $300 million aggregate principal amount of Senior Floating Rate Notes due 2014 (the “2014 Notes”). The 2010 Notes will bear interest at a rate per annum, reset quarterly, equal to three-month LIBOR plus 2.75%, payable in cash quarterly in arrears. The 2014 Notes will bear interest at a rate per annum, reset quarterly, equal to three-month LIBOR plus 2.75%, payable in cash quarterly in arrears. The notes will be fully and unconditionally guaranteed on a senior, unsecured basis by substantially all of Sanmina-SCI’s domestic restricted subsidiaries. The notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The issue price of the notes is 100%. The transaction is expected to close on June 12, 2007, subject to satisfaction of customary closing conditions.

Sanmina-SCI intends to use the net proceeds from the sale of notes in the offering, together with cash on hand, to repay its existing term loan under the Credit and Guaranty Agreement, dated as of October 13, 2006, among Sanmina-SCI, its subsidiaries party thereto as guarantors, the lenders party thereto and Bank of America, as administrative agent, and to pay fees and expenses incurred in connection with the offering of the notes.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.